Exhibit 99.1

IR Contact:	PR Contact:
A. Pierre Dubois	Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	ktarrance@allynmedia.com

Valence Technology Regains Compliance with NASDAQ
Minimum Bid Price Requirements

AUSTIN, TX (April 21, 2010) – Valence Technology, Inc. (NASDAQ: VLNC), a leading global energy system manufacturer, today announced that it has regained compliance with the minimum bid price requirement of NASDAQ Listing Rule 5550(a)(2).  On April 20, 2010, Valence received a letter from The NASDAQ Stock Market confirming that the closing bid price of the company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days.

As previously announced, on March 8, 2010, Valence received written notice from The NASDAQ Stock Market indicating that the company was not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2).  The company was provided a 180-day grace period, scheduled to end September 7, 2010, to regain compliance with the Listing Rule.  As a result of Valence having satisfied the minimum bid price requirement for at least 10 consecutive business days, this matter is now closed.

About Valence Technology, Inc.
Valence Technology is a global leader in the development of safe, long-life lithium iron magnesium phosphate energy storage solutions and provides the enabling technology behind some of the worlds most innovative and environmentally friendly applications.  Founded in 1989, Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence Technology is strategically aligned by five business segments: Motive, Marine, Stationary, Industrial and Military. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol “VLNC.”  For more information, visit www.valence.com.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. The risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2009, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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